Exhibit 10.1
PVH CORP.

SCHEDULE OF NON-MANAGEMENT DIRECTORS’ FEES

EFFECTIVE JUNE 21, 2012

BOARD

Annual member fee	$70,000	Retainer
Meeting fee	$0
Equity Award – Restricted Stock Units	$135,000 value	This award is targeted to equal the number of restricted stock units with a value of approximately $135,000 as of the date of grant.
Presiding Director Fee	$30,000	Retainer

AUDIT COMMITTEE

Fee to chair	$35,000	Retainer
Fee to member	$20,000	Retainer

COMPENSATION COMMITTEE

Fee to chair	$30,000	Retainer
Fee to member	$15,000	Retainer

NOMINATING & GOVERNANCE COMMITTEE

Fee to chair	$20,000	Retainer
Fee to member	$10,000	Retainer

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

Fee to chair	$20,000	Retainer
Fee to member	$10,000	Retainer

Please note:     There is no per-meeting fee as of June 21, 2012. Annual retainers will be paid quarterly.

All meeting-related expenses will be reimbursed to non-employee Directors.